Exhibit 3.1

HOYNE BANCORP, INC.

CERTIFICATE OF INCORPORATION

FIRST: The name of the Corporation is Hoyne Bancorp, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County. The name of the registered agent at that address is Cogency Global Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware Code”).

FOURTH:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is ten million (10,000,000) consisting of:

1.	Nine Million Five Hundred Thousand (9,500,000) shares of Common Stock, par value of $0.01 per share (the “Common Stock”); and

2.	Five Hundred Thousand (500,000) shares of Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).

B.            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C.            1.          Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled to vote, or permitted to cast any vote in respect of, the shares held in excess of the Limit, except that such restriction and all restrictions set forth in this Section C shall not apply to any tax qualified employee stock benefit plan established by the Corporation, which shall be able to vote in respect to shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, after giving effect to the provisions hereof, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

2.	The following definitions shall apply for purposes of this Certificate of Incorporation:

(a)            “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

(b)            “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any Common Stock:

(1)            which such person or any of its affiliates beneficially owns, directly or indirectly; or

(2)            which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses of Article EIGHTH) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

(3)            which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that (1) no Director or Officer of this Corporation (or any affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by another such Director or Officer (or any affiliate thereof), and (2) neither any employee stock ownership plan or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity as trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants, options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants, options, or otherwise.

(c)            A “person” shall include an individual, firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities, or any other entity.

3.            The Board of Directors shall have the power to construe and apply the provisions of this Section C and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of this Section C to the given facts, or (v) any other matter relating to the applicability or effect of this Section C.

4.            The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, and (ii) any other factual matter relating to the applicability or effect of this Section C as may reasonably be requested of such person.

5.            Any constructions, applications, or determinations made by the Board of Directors pursuant to this Section C in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

6.            In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section C shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock in excess of the Limit, notwithstanding any such finding.

D.            Except as otherwise provided by law or expressly provided in Section C, the presence, in person or by proxy, of a majority of the shares of capital stock of the Corporation entitled to vote (after giving effect, if required, to the provisions of Section C) shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

E.            Subject to the provisions of law and the rights of the holders of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors may determine. Upon the dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively, after: (i) payment or provision for payment of the Corporation’s debts and liabilities; (ii) distributions or provision for distributions in settlement of the Liquidation Account established by the Corporation, as described in Section F of this Article FOURTH below; and (iii) distributions or provisions for distributions to holders of any class or series of stock having a preference over the Common Stock in the liquidation, dissolution or winding up of the Corporation.

F.            The Corporation shall establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion of Hoyne Savings, MHC (as may be amended from time to time, the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Hoyne Savings Bank, an Illinois savings bank that will be a wholly-owned subsidiary of the Corporation, the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve System and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. Stockholders may not cumulate their votes for election of directors.

C.            Subject to the rights of any class or series of Preferred Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by a consent in writing by such stockholders.

D.            Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Whole Board”).

SIXTH:

A.            The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Directors shall be elected by a plurality of the shares voted of the shares present in person or represented by proxy and entitled to vote in the elections of directors (unless otherwise required by law, regulation or by the listing standards of any stock exchange on which the Common Stock is then traded).

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

C.            Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation), voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH: The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on: the Corporation’s present and future customers and employees and those of its subsidiaries; the communities in which the Corporation and its Subsidiaries operate or are located; the ability of the Corporation to fulfill its corporate objectives as a savings and loan holding company; and the ability of its subsidiary bank to fulfill the objectives under applicable statutes and regulations.

NINTH:

A.            Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, proceeding, arbitration, mediation, or other alternative dispute resolution process, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, including without limitation, the Delaware Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), or any other applicable regulation or judicial precedent that permits broader indemnification rights, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses (including without limitation attorneys’ fees, costs of investigation, and other reasonable expenses) incurred in defending or participating in any such proceeding, including appeals, in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) such advancement of expenses shall be made only upon delivery to the Corporation of an unsecured undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.            The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall be deemed contract rights, vested upon an indemnitee’s acceptance of a role with the Corporation, and shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise. No amendment, modification, or repeal of this Article NINTH shall adversely affect any right or protection of an indemnitee existing at the time of such amendment, modification, or repeal with respect to acts or omissions occurring prior to such change.

D.            The Corporation shall maintain insurance, at its expense, to the fullest extent practicable, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law, including without limitation, the Delaware Code.

E.             The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same or lesser extent as provided to Directors and Officers under this Article NINTH. Such authorization shall be made in a manner consistent with applicable law and shall not diminish the rights of Directors and Officers under this Article with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

F.            If a Director or Officer is successful, on the merits or otherwise, in the defense of any proceeding referred to in this Article NINTH, the Corporation shall indemnify such Director or Officer for all expenses reasonably incurred in connection with such proceeding, to the fullest extent permitted by applicable law.

G.            If any provision of this Article NINTH is held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable to the fullest extent permitted by law.

TENTH: A Director or Officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, as applicable, except for liability (i) for any breach of the Director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to Directors, under Section 174 of the Delaware Code, (iv) for any transaction from which the Director or Officer derived an improper personal benefit, or (v) with respect to Officers, in any action by or in the right of the Corporation. If the Delaware Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Code, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ELEVENTH:

A.           Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Code, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

B.            Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections B, C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article ELEVENTH.

THIRTEENTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address

James W. Morrissey	Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the Delaware Code, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 4th day of June, 2025.

/s/ James W. Morrissey
James W. Morrissey
Incorporator

10